Exhibit 10.2

QuickLogic Corporation
Subcontract Agreement

This Subcontract Agreement (this “Agreement”), dated as of October 3, 2022 (the “Effective Date”), is entered into by and between QuickLogic Corporation, a Delaware corporation, with offices located at 2220 Lundy Avenue, San Jose, California, 95131 (“Prime Contractor”), and Everspin Technologies, Inc. a Delaware corporation, with offices located at 5670 W Chandler Boulevard, Suite 130, Chandler, Arizona 85226 (“Subcontractor”). Each of Prime Contractor and Subcontractor is a “Party” and collectively they are the “Parties”.

WHEREAS, Prime Contractor and United States of America (“End Client”) entered into Prototype Project Agreement for Strategic Radiation Hardened (SRH) Field Programmable Gate Array (FPGA), dated July 27, 2022, for the provision by Prime Contractor of the services specified therein (“Underlying Contract”);

WHEREAS, Prime Contractor and Subcontractor desire to enter into this Agreement, pursuant to which Prime Contractor subcontracts its obligation to perform a portion of the services under the Underlying Contract to Subcontractor;

WHEREAS, in connection with such Subcontracted Deliverables (as defined below), Prime Contractor requires a non-exclusive, limited license to incorporate certain Intellectual Property (as defined below) of Subcontractor into a prototype SRH FPGA that can meet or exceed Department of Defense requirements for FPGAs in strategic systems, along with use in accordance with relevant milestones and deliverables required by Prime Contractor from End Client solely related to the Underlying Contract; and

WHEREAS, Subcontractor has agreed to grant Prime Contractor such IP License (as defined below) and provide the Subcontracted Deliverables pursuant to this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set out herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Purpose; Point of Contact. This Agreement sets out the general terms and conditions applicable to the cooperation between Prime Contractor and Subcontractor in connection with the Subcontracted Deliverables under the Underlying Contract. Each Party’s point of contact for technical and commercial communications hereunder shall be (until notice of an alternate point of contact is subsequently provided) the following:

Everspin: David Schrenk; email: david.schrenk@everspin.com

QuickLogic: Brian Faith; email: faith@quicklogic.com

2.Subcontracted Deliverables. Prime Contractor shall subcontract to Subcontractor, and Subcontractor shall perform, the services and develop the products (together, the “Subcontracted Deliverables”) set out in Exhibit A. Subcontractor shall assume toward Prime Contractor all obligations and responsibilities that Prime Contractor assumes toward End Client under those Sections of the Underlying Contract outlined in Exhibit B. Prime Contractor represents that all obligations and responsibilities outlined in Exhibit B are copied directly from the Underlying Contract with no adjustment or revision, and that Exhibit B are the only provisions of the Underlying Contract applicable to Subcontractor’s performance hereunder. Subcontractor expressly disclaims any obligation beyond the scope of this Agreement, and Prime Contractor may not, through changes to the Underlying Contract or otherwise, expand Subcontractor’s obligations hereunder without the written consent of the Subcontractor. This Agreement governs in case of any inconsistency between the provisions of this Agreement and the provisions of the Underlying Contract. Subcontractor acknowledges that Prime Contractor has furnished a copy of the relevant sections of the Underlying Contract to Subcontractor Partner in the form of Exhibit B. Notwithstanding anything to the contrary in this Agreement, Subcontractor (a) shall provide the Subcontracted Deliverables in accordance with the requirements of this Agreement and (b) shall not subcontract the Subcontracted Deliverables without the written consent of Prime Contractor.

2.1Change in Schedule and Scope: New work resulting from a delay or change in the assigned Deliverable(s) from the Prime Contractor / Other Subcontractors on the program to the Subcontractor will be funded separately. This new work may result in a delay in the overall schedule of the Subcontractor Deliverables.

3.Acceptance; Fees and Expenses. The Subcontracted Deliverables will be broken out across phases as set forth in Exhibit A (“Phases”). The Parties will evaluate the Subcontracted Deliverables in each Phase against mutually-defined criteria. Upon completion and delivery of a Subcontracted Deliverable (or completion of other tasks associated with the relevant Phase), both Parties will test it for compliance with such criteria. If Subcontractor confirms in writing that the Subcontracted Deliverable complies, and if Prime Contractor has not provided a written objection within fourteen (14) calendar days of delivery of the Subcontracted Deliverable, it will be deemed accepted. Each Party will notify the other party promptly of any material non-compliance and in such case Subcontractor will use commercially reasonable efforts to correct any such non- conformance in a timely manner, and re-submit the Subcontracted Deliverable as described above. The Parties agree to provide each other with commercially reasonable assistance necessary to correct any non-conformance, including, without limitation, information necessary to allow the correcting party to recreate the error or bug identified. The Parties will work together in good faith to complete the Acceptance Testing in accordance with the Development Schedule. If the Subcontracted Deliverable does not achieve acceptance after a second cycle, the Parties are committed to an open and forthright handling of disputes and agree to take reasonable efforts to negotiate with a good faith attempt to resolve any issues at the lowest level possible (“Party Discussion”). Failure to achieve acceptance of a Subcontracted Deliverable is not a breach of this Agreement; provided, that Subcontractor takes reasonable efforts to engage in a Party Discussion; and, provided, further, that Subcontractor acknowledges and agrees that failure to achieve acceptance of a Subcontracted Deliverable by End Client will result in no Fees being paid in connection with such Subcontracted Deliverable and such non-payment by Prime Contractor as a result of non-payment from End Client will not be a breach of this Agreement. For the successful completion of the Subcontracted Deliverables as described above, and for the grant of the IP License, Prime Contractor shall pay to Subcontractor (against Subcontractor’s invoice) fees in accordance with the fee schedule agreed between Prime Contractor and Subcontractor Partner and included here as Exhibit C (“Fees”). The Fees will be payable within 30 calendar days following acceptance (as described above) of the Subcontracted Deliverables required by the applicable milestone; provided, that, if the End Client does not pay Prime Contractor as a result of a defect or non-conforming Subcontracted Deliverable, Prime Contractor shall not be obligated to pay Subcontractor in connection with such Subcontracted Deliverable, and Subcontractor may terminate this Agreement only following a Party Discussion that does not result in a resolution. Subcontractor acknowledges that this Agreement and the Fees payable hereunder are fixed firm and Prime Contractor will not be responsible for payment of any fees or expenses in excess of the Fees on Exhibit C, and Prime Contractor is only responsible for payment of Fees upon completion of the Subcontracted Deliverables as described above. When earned in accordance with the terms of this Agreement, a Fee is not subject to refund under any circumstance, even if (for example) a subsequent milestone is not achieved. Subcontractor also acknowledges and agrees that any Fees associated with milestone deliverables after Phase 2a are not guaranteed and are subject to continued funding of End Client. If End Client terminates the Underlying Contract or determines not to fund any Phase beyond Phase 2a, this Agreement will terminate and Prime Contractor will not be responsible for continued payment of any Fees following such termination, other than those already earned and for which End Client has paid prior to such date in accordance with the terms of this Agreement.

3.1	Definitions. As used herein:

(a)“Product” means the target delivered Strategic Radiation Hard device manufactured on Skywater RH90 CMOS as defined in the SOW; output of Phase 3.

4.Intellectual Property Matters and Licenses. Subject to the terms and conditions outlined herein and on any statement of work prepared in connection with this Agreement, including without limitation payment of all Fees in accordance with Section 3, Subcontractor grants to Prime Contractor a right and license to use the Subcontracted Deliverables subject to the scope of use limitations in Exhibit A (the “IP License”). For the avoidance of doubt, the IP License does not (i) extend to any Background IP of Subcontractor other than as incorporated into the Subcontracted Deliverables, or (ii) permit commercialization of the Subcontracted Deliverables (whether to End Client or otherwise) or any Background IP of Subcontractor incorporated into Subcontracted Deliverables other than as expressly set out in Exhibit A, and subject to termination as set out herein. The Intellectual Property Rights underlying the IP License are the exclusive property of Subcontractor, and may be protected by patent and copyright laws, applicable trade secrets laws, international treaties and other intellectual property laws and treaties. The Intellectual Property Rights of Prime Contractor are the exclusive property of Prime Contractor, and may be protected by patent and copyright laws, applicable trade secret laws, international treaties and other intellectual property laws and treaties. Each Party agrees not to: (a) modify, adapt, alter, translate or create derivative works from the other Party’s Intellectual Property Rights, (b) distribute, sublicense, lease, rent, loan or otherwise transfer the other Party’s Intellectual Property Rights to any third party except the End Client in accordance with the terms of this Agreement, or (c) reverse engineer, decompile, disassemble or otherwise attempt to derive the source code for the other Party’s Background IP (including, in the case of Subcontractor, its IP License). Except for the rights and licenses expressly granted herein, including to the Prime Contractor and End Client, no right or license to the IP License or Subcontractor Partner’s Intellectual Property Rights are granted by implication or otherwise. No right or license to the Prime Contractor’s Background IP or Intellectual Property Rights are granted by implication or otherwise.

4.1Foreground IP. All MRAM Foreground IP and all other Foreground IP created solely by Subcontractor (and which does not incorporate any of Prime Contractor’s Background IP) is the sole property of Subcontractor and no license granted herein transfers ownership of MRAM or other Foreground IP created solely by Subcontractor (and which does not incorporate any of Prime Contractor’s Background IP), or any license rights beyond those expressly granted herein. Any Foreground IP created jointly by Prime Contractor and Subcontractor through the exercise of the IP License is hereby licensed to each other on a non- exclusive, perpetual and irrevocable, royalty-free and fully paid basis. Any Foreground IP with respect to which, under U.S. law, the Parties are (as applicable) joint authors or joint inventors, may be freely practiced by a Party, without the need to account for or to share revenues with the other Party.

4.2	Definitions. As used herein:

(a)“Background IP” means all Intellectual Property Rights created, acquired or otherwise developed prior to the Effective Date of the Agreement by a Party, or (b) developed entirely outside the scope of the Agreement without reference to the Confidential Information of the other Party.

(b)“Foreground IP” means all Intellectual Property Rights that were developed or created by Subcontractor pursuant to, related to, or in connection with this Agreement and the activities contemplated herein.

(c)“Intellectual Property Rights” means all present and future worldwide copyrights, trademarks, trade secrets, patents, patent applications, moral rights, contract rights, and other proprietary rights. Nothing herein grants any license or ownership rights to Subcontractor Partner of Prime Contractor’s Intellectual Property Rights. The Intellectual Property Rights of Prime Contractor are the exclusive property of Prime Contractor, and may be protected by patent and copyright laws, applicable trade secret laws, international treaties and other intellectual property laws and treaties.

(d)“MRAM” means magnetoresistive RAM or magnetoresistive random-access memory.

(e)“MRAM Foreground IP” means Foreground IP related in whole or in part to (i) the Subcontracted Deliverables, or (ii) MRAM.

5.Confidentiality. All non-public, confidential, or proprietary information of Prime Contractor, End Client, or Subcontractor (“Confidential Information”), including, but not limited to, specifications, samples, patterns, designs, plans, drawings, documents, data, business operations (including manufacturing operations), customer lists, pricing, or discounts, whether disclosed orally or disclosed or accessed in written, electronic, or other form or media, or otherwise learned in connection with this Agreement, and whether or not marked, designated, or otherwise identified as "confidential," in connection with this Agreement is confidential, solely for use in performing this Agreement and may not be disclosed or copied unless authorized by the disclosing Party in writing. Confidential Information does not include any information that: (a) is or becomes generally available to the public other than as a result of the receiving Party’s breach of this

Agreement; (b) is obtained by a Party on a non-confidential basis from a third-party that was not legally or contractually restricted from disclosing such information; or (c) was or is independently developed by such Party without using any Confidential Information. Upon the disclosing Party’s request, the receiving Party shall promptly return all documents and other materials received from the disclosing Party. The disclosing Party shall be entitled to injunctive relief for any violation of this Section.

6.Term. This Agreement shall commence as of the Effective Date and shall continue thereafter until the completion of the Subcontracted Deliverables for Phase 1 and Phase 2a unless sooner terminated pursuant to Section 8 (the “Term”); provided, that, this Agreement shall be automatically extended for Phase 2b and Phase 3 at the option of Prime Contractor and contingent upon End Client exercising its option to fund Phase 2b and Phase 3. Throughout the Term, Subcontractor must continue to meet all schedule, cost, and deliverable milestones as stipulated in this Agreement in accordance with and in compliance with the down-selection obligations included in Exhibit B.

7.Termination. Either Party may terminate this Agreement, effective upon written notice to the other Party (the “Defaulting Party”), if the Defaulting Party: (a) materially breaches this Agreement, and such breach is incapable of cure, or the Defaulting Party does not cure such breach within 30 days after receipt of written notice of such breach; (b) becomes insolvent or admits its inability to pay its debts generally as they become due; (c) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within seven business days or is not dismissed or vacated within 45 days after filing; (d) is dissolved or liquidated or takes any corporate action for such purpose; (e) makes a general assignment for the benefit of creditors; or (f) has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business. Either may terminate this Agreement, effective upon written notice to the other, if the Underlying Contract terminates for any reason, or if the Underlying Contract is amended in a manner that impacts Subcontractor Partner’s obligations.

8.Effect of Expiration or Termination. Upon expiration or termination of this Agreement for any reason, all payment obligations that were earned in accordance with Section 3 herein prior to termination, Sections 4.1, 4.2, 5, 11 and 13 shall survive. In addition, Subcontractor shall promptly: (a) deliver to Prime Contractor all Subcontracted Deliverables, documents, work product, and other materials, whether or not complete, prepared by or on behalf of Subcontractor Partner in the course of performing the Subcontracted Deliverables for which Prime Contractor has paid; (b) return to Prime contractor all Prime Contractor-owned and End Client-owned property, equipment, or materials in its possession or control; (c) remove any Subcontractor - owned property, equipment, or materials located at Prime Contractor’s and End Client’s locations;

(d) deliver to Prime Contractor, all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on any Confidential Information of Prime Contractor and End Client; (e) permanently erase all Prime Contractor Confidential Information and End Client Confidential Information from its computer systems unless Subcontractor has rights to retain and/or use such information; and (f) certify in writing to Prime Contractor that it has complied with the requirements of this Section 8.

9.Independent Contractor. It is understood and acknowledged that in providing the Subcontracted Deliverables, Subcontractor acts in the capacity of an independent contractor and not as an employee or agent of the Prime Contractor. Subcontractor shall control the conditions, time, details, and means by which Subcontractor performs the Subcontracted Deliverables. Prime Contractor shall have the right to inspect the work of Subcontractor as it progresses solely for the purpose of determining whether the work is completed according to this Agreement. Subcontractor has no authority to commit Prime Contractor or bind Prime Contractor to any obligation or liability or to act for or on behalf of Prime Contractor.

10.Indemnification. Subcontractor shall indemnify, defend, and hold harmless Prime Contractor and its officers, directors, employees, agents, affiliates, successors, and permitted assigns (collectively, “Indemnified Parties”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys' fees, fees and the costs of enforcing any right to indemnification under this Agreement, and the cost of pursuing any insurance providers, incurred by Indemnified Parties in a final judgment (collectively, “Losses”), relating to

(i) any claim of a third party arising out of or occurring in connection with Subcontractor’s gross negligence or willful misconduct and (ii) any claim of a third party that the Background IP that is covered by the IP License infringes any Intellectual Property Rights of another party. Subcontractor may enter into any settlement without Prime Contractor’s prior written consent, so long as the settlement does not admit liability of Prime Contractor or End Client. In the event of such a third party claim, Subcontractor shall use reasonable commercial efforts to modify the Background IP or Subcontracted Deliverable to avoid such infringement, or shall purchase a license from the third party claimant, but if it is unable to do so on reasonable terms, Subcontractor reserves the right to terminate the IP License.

11.Limitation of Liability. Other than with respect to willful misconduct by a Party of licenses granted hereunder with respect to Intellectual Property Rights pursuant to Section 4 and willful misconduct by a Party of confidentiality pursuant to Section 5, in no event will either Party be liable for any consequential, indirect, exemplary, special or incidental damages, including any lost data and lost profits, arising from or relating to this Agreement, or for aggregate losses (regardless of the number of claims) in excess of the Fees actually paid to Subcontractor prior to the date on which a claim for damages is asserted.

12.Compliance with Law. Subcontractor is in compliance with and shall comply with all applicable laws, regulations, and ordinances, including any applicable ITAR/EAR export compliance laws. Subcontractor has and shall maintain in effect all the licenses, permissions, authorizations, consents, and permits that it needs to carry out its obligations under this Agreement. Subcontractor Partner agrees to develop a plan on how they will address ITAR/EAR export control compliance as it relates to the elements of the program that are controlled.

13.General. This Agreement and all matters arising out of or relating to this Agreement, including tort and statutory claims are governed by, and construed in accordance with, the laws of California (including its statutes of limitations, without giving effect to any conflict of laws provisions thereof. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous written or oral understandings, agreements, representations, and warranties with respect to such subject matter.

The invalidity, illegality, or unenforceability of any provision herein does not affect any other provision herein or the validity, legality, or enforceability of such provision in any other jurisdiction. The Parties may not amend this Agreement except by written instrument signed by the Parties. No waiver of any right, remedy, power, or privilege under this Agreement (“Right(s)”) is effective unless contained in a writing signed by the Party charged with such waiver. Neither Party may directly or indirectly assign, transfer, or delegate any of or all of its rights or obligations under this Agreement any other manner, without the prior written consent of the other Party (other than in connection with a change of control, merger (whether or not such Party is the surviving entity), operation of law, or sale of all or substantially all of a Party’s assets, with respect to which consent is not required). Any purported assignment or delegation in violation of this Section shall be null and void. This Agreement is binding upon and inures to the benefit of the Parties and their respective successors and permitted assigns. Except for the Parties, their successors and permitted assigns, there are no third party beneficiaries under this Agreement. This Agreement may be executed in counterparts.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

QUICKLOGIC CORPORATION

By
Name:	Brian C. Faith
Title:	President & CEO

EVERSPIN TECHNOLOGIES, INC.

By
Name:	Sanjeev Aggarwal
Title:	President & CEO

EXHIBIT A

SUBCONTRACTED DELIVERABLES; PHASES; IP LICENSE

Option 1 – “Instant On” Everspin Design Milestone and Deliverables

Assumptions:

RH90 PDK Pre-POR = Pre-POR PDK (0.1.805 is current as of 9/19/2022), pre-MRAM mods RH90 PDK POR = POR version as planned to be delivered by Mar 30, 2023 (pre MRAM mods) RH90 PDK MRAM Pre-POR = Pre-POR PDK that includes changes for MRAM

RH90 PDK MRAM POR = POR PDK that includes changes for MRAM

Block definition (details below) available from QL prior to start of Phase 1

Pre-POR PDK (Standard format is fine) from SW available prior to start of Phase 1

Skywater to create RH90-MRAM Pre-POR PDK with ES provided information on MRAM backend to generate a unified RH90-MRAM Pre-POR PDK for design enablement.

Design tool support and PDK features for ES needs are as below.

Item	Everspin Need
Physical Verification ● DRC ● LVS ● Dummy fill	PVS or Calibre Note: This is needed due to tools setup.
Device simulation	Spectre
Parasitic extraction (including corners)	Cadence QRC
Place and Route	Innovus
Voltus	Spectre for power lib QRC for parasitic information
Hand layout and Custom IC design tool	Cadence Virtuoso

Phase 1:

Brief Description of Tasks:

-  Skywater will provide Cadence Virtuoso (Custom design tool) and Spectre (Device simulation) portions of the Pre-POR MRAM PDK

●	As an option, QuickLogic will enable or cover the license costs for Caliber for three people from feasibility start to final reticle tapeout in phase 2b.

-  Everspin will provide engineering support, in conjunction with Skywater, to augment the RH90 PDK to enable MRAM-based design and simulations.

-  Everspin will also undertake a design feasibility study to determine approximate power, performance, and area (PPA) of the MRAM bit configuration designs for Skywater RH90. This study will consist of at least a 4 MTJ “Wheatstone” configuration. The goal of the final design will be:

●	Area <=49.2um2, i.e., 1x the area of an X0 D Flip-Flop in RH90.
●	Static power <= 6.1nW in a steady-state read mode while maintaining a logic-level output, i.e., 10x the static power of an X0 D Flip-Flop in RH90
●	Require <200uA in a programming mode, i.e., 2x the anticipated requirements
●	Require <1.2V across MTJ to program
●	Able to be converted into an OTP mode with <=1.5V across MTJ and <=100us (to be estimated during feasibility study).
●	Not be “Radiation Hardened” (RadHard).

Parameter	Objective
Electrical Performance & Reliability
Configuration Memory Reprogrammability (cycles)	≥ 100, OTP capable (OTP authentication capability acceptable)
Temperature Performance Range (°C)	-55 to 125
Operating Lifetime (years) standby	30
Operating Lifetime (hours) full power worst case conditions	6000

●	Final selection of MRAM bit configuration design and parameters shall be at the joint discretion of Everspin and QuickLogic.

Definition of the interface protocol to config bit & block will be jointly defined with QL leading the understanding of how read, write and power-up are done in FPGAs.

Deliverables

●	2 months from start of feasibility study, delivery of RH90 PDK Pre-POR, and definition of the interface protocol (block definition) - Written results in PowerPoint format and oral presentation detailing the following:
1.	Requirements for MRAM design on RH90
2.	Justification for MRAM PDK design choices (e.g., metal layers for MRAM backend)
3.	Anticipated characteristics of MTJ in an MRAM config bit
◾	Parameter
◾	Measurement conditions

◾	Acceptable range
4.	Anticipated MRAM configuration bit parameters in feasibility study
5.	Results of feasibility study using delivered RH90 PDK Pre-POR, including updated goals for power, performance, and area. Change in PDK will change results.
6.	Provide Skywater with design rules information needed to develop the Pre-POR MRAM PDK

●

7.	“Whitebox” design parameters for MTJs/MRAM
●	Note: The Distributions won’t be shared until the license is fully paid up at the end of Phase 2b.
●	Rough layout rules
o	minimum MTJ array rows, columns
o	rough MTJ placement pitch

Phase 2a:

Brief description of tasks:

-  Phase 2a kicks off on the delivery of the final RH90 MRAM PDK Pre-POR from Skywater. Any modifications to the PDK will lead to delays in the schedule and may require extra engineering resources.

-  Everspin will select and characterize an MTJ stack suitable for use on an MRAM configuration bit. This includes physically fabricating short-flow wafers (no CMOS) to demonstrate MTJ breakdown characteristics.

-  Everspin will review status of an initial (non-final) design of the selected non-radiation hardened MRAM config bit. The bit will continue to meet the goals discussed in Phase 1. Any update to the goals to be jointly reviewed and approved by Everspin and QuickLogic.

-  Everspin will review status of an initial (non-final) design of the selected non-radiation hardened MRAM config block, consisting of <1024 MRAM config bits.

-  Everspin will provide anticipated bit-error-rates to QuickLogic to enable ECC circuit design.

Deliverables

●	T0 + 14days – Setup Pre-POR MRAM PDK from Skywater at Everspin and provide feedback on MRAM design rules
●	T0 + 60days May, 2023– Start to fabricate short flow wafers based on Phase 1 output to demonstrate MTJ breakdown characteristics.
●	T0 – Written results in PowerPoint format, and oral presentation detailing the results of the MTJ stack selection, including the following:
o	Rationale behind MTJ selection
●	T0 + 90days - Joint review of the design progress to meet the GDS schedule in Phase 2b.

Note: T0 refers to the date when full Pre-POR MRAM PDK (see table in page 1) is available from Skywater and supersedes dates (if delivered later) in this document.

Phase 2b (subject to continued funding)

Brief description of tasks:

-  Everspin will complete a final design of a non-radiation hardened MRAM config bit and block.

-  Everspin will develop MRAM config block test structures to be included on TCV

-  Everspin will develop test methodology for MRAM config block test structures with QuickLogic Support.

-  Everspin fabricate the MRAM layers to Skywater RH90 wafers

-  Everspin to test MRAM config block test structures with QL support.

-  Phase 2 CMOS at Skywater needs to run based on pre-POR PDK unless no difference in Si between pre-POR and POR PDK

-  Everspin will provide engineering support to QuickLogic and its subcontractors for electrical testing of a TCV FPGA.

Deliverables

●	T0 + 150days – Results of measuring MTJ parameters from short-flow wafers corresponding to conditions defined in Phase 1.
●	T0 + 150days – Final LEF/LIB for non-radhard configuration blocks using RH90 PDK.
●	T0 + 210days – Final GDS/SPICE for non-radhard MRAM config blocks released to QuickLogic. QuickLogic needs to share backend GDS with Everspin.)
●	Note: there must be compatibility of design rules between QuickLogic and Everspin layout
●	T0 + 210 days – Final datasheet on the MRAM config blocks.
●	T0 + 210 days – Written in PowerPoint format, and oral presentation detailing:
●	the final design of the non-RadHard MRAM configuration block
●	T0 + 300days – Wafers are delivered to Everspin for MRAM fabrication
●	T0 + 410days – Fabricated wafers (assumes license is paid here)
●	T0 + 435days – Final MRAM config block testing results
●	T0 + 525days – Final written report and oral presentation detailing the results of the Phase 2

Phase 3 (subject to continued funding)

Deliverables for Phase 3, currently unfunded, are not discussed here, and will be handled through separate amendments as required.

Options (subject to continued funding)

Deliverables for additional, unfunded, Cornerstone “Options” are not discussed here, and will be handled through separate amendments as required.

1.FOREGROUND IP LICENSE: Government Purpose Rights are granted to the End Client pursuant to Exhibit B.

2.BACKGROUND IP LICENSE FOR PHASES: The IP License grants Limited Rights to the Subcontractor’s Background IP for the development of the Subcontracted Deliverables for End Client on Skywater RH90, the Product as set out in the Data Rights and IP Assertion Table in paragraph 4 below; not for commercial production.

3.BACKGROUND IP LICENSE FOR COMMERICAL PRODUCTION: [When IP License fee is fully paid up to the Subcontractor, Subcontractor will grant a Royalty-based commercial license as set out in the Data Rights and IP Assertion Table in paragraph 4 below, limited to the Product only for End Client with CMOS manufactured on Skywater RH90; but also for commercial production by the licensee (QuickLogic, or designee as determined by US DoD) subject to the following. Manufacturing of the MRAM portion of the RadHard device in the Product through the exercise of this portion of the IP License must be conducted through Subcontractor Partner. A commercial royalty of 20% of the sales price of the end device must be paid to the Subcontractor quarterly, within 30 days of the end of the traditional calendar quarter, with monthly reports to be submitted.]

4.	DATA RIGHTS AND IP ASSERTION TABLE:

Integration flow that details the sequence of process steps to fabricate the STT-MRAM devices; (also referred to as PROMIS flow)	Funded at private expense	Limited	Everspin Technologies, Inc.	MRAM Tech Development

Process recipe information for processes immediately before, during and after the STT-MRAM module. Before refers to metal contact (MVIA) to the bottom of the MTJ bit. During refers to the fabrication of the MTJ bit. After refers to the via / trench

(TJVIA) contact to the top of the MTJ bit.

	Funded at private expense	Limited	Everspin Technologies, Inc.	Technology Development, Optimization and Yield
MTJ (Magnetic tunnel junction) material stack information	Funded at private expense	Limited	Everspin Technologies, Inc.	MRAM Tech Development
TEM, SEM and compositional analysis for the layers processed in Everspin	Funded at private expense	Limited	Everspin Technologies, Inc.	Technology Development, Optimization and Yield
Tools used for processes immediately before, during and after the STT-MRAM module	Funded at private expense	Limited	Everspin Technologies, Inc.	Technology Development, Optimization and Yield
Description and layout of the parametric structures used to characterize the STT- MRAM process	Funded at private expense	Limited	Everspin Technologies, Inc.	MRAM Config Bit / Macro Design
Electrical data from the parametric structures	Funded at private expense	Limited	Everspin Technologies, Inc.	Technology Development, Optimization and Yield
Test methodology shared (if any) for the execution of this project	Funded at private expense	Limited	Everspin Technologies, Inc.	Test Program Training and Transfer
Information detailing the bit cell, bias and ECC architecture	Funded at private expense	Limited	Everspin Technologies, Inc.	MRAM Config Bit / Macro Design
MTJ fuse information	Funded at private expense	Limited	Everspin Technologies, Inc.	MRAM Config Bit / Macro Design
Macro/Architecture definition using STT- MRAM bits for enabling FPGA devices	Mixed Funding	Government Purpose License Rights	Everspin Technologies, Inc.	MRAM Config Bit / Macro Design
The GDS (output) from this project for the front end and backend, which will include Everspin design IP and bit cell information.	Mixed Funding	Government Purpose License Rights	Everspin Technologies, Inc.	MRAM Config Bit / Macro Design
GDS and mask information from this project for the layers processed at Everspin	Mixed Funding	Government Purpose License Rights	Everspin Technologies, Inc.	Technology Development, Optimization and Yield
Information relating to wafer handshake between Everspin and CMOS FABs.	Mixed Funding	Government Purpose License Rights	Everspin Technologies, Inc.	PDK and Design Setup

EXHIBIT B

PROVISIONS FROM UNDERLYING CONTRACT

Prime Contractor certifies that the provisions from the Underlying Contract outlined in this Exhibit B are directly copied from the Underlying Contract signed by Prime Contractor and there have been no modifications, revisions or changes made to the provisions in this Exhibit B.

III. Objective

The primary objective of this agreement is to provide the Department of Defense with a continental US based, SRH, high reliability FPGA prototype to support identified and future DoD strategic and space system requirements.

IX.	Special Terms and Conditions

C. Limitation of Liability: Claims for damages of any nature whatsoever pursued under this agreement shall be limited to direct damages only up to the aggregate amount of Government funding disbursed as of the time the dispute arises. In no event shall the Government be liable for claims for consequential, punitive, special and incidental damages, claims for lost profits, or other indirect damages.

F. Down-select Criteria: Down-selection will be based on contractor’s substantiated capability to achieve project delivery expectations. Contractor’s technology selection plan, integrated master schedule, cost schedule, and work breakdown structure, to be provided at the conclusion of each Phase activities, will be evaluated with respect to effort thresholds and objectives, feasibility of implementation, and appropriate identification and acceptance of technical challenges. Contractor must also include a comprehensive risk analysis, presented in logical, structured format, including development of suitable mitigation strategies.

Throughout contract activities, contractor must continue to meet all schedule, cost, and deliverable milestones, as stipulated in contractor’s effort planning materials defined in the previous paragraph, and agreed to by the Government. Contractor must also maintain transparency to the Government, and appropriately respond to all Government requests for related details, with respect to execution of agreement activities, while maintaining cognizance and applicable observance of data rights assertions.

Contractors meeting the criteria above will be selected for continuing agreement performance for the next Phase.

X.	Intellectual Property/Data Rights

The Government shall have Government Purpose Rights (GPR) in Technical Data, Computer Software, and Computer Software Documentation delivered under this OT Agreement unless otherwise specified in Attachment 004 – Data Rights IP Assertion Table.

Technical data delivered with GPR will automatically revert to unlimited rights five years after the end of the contract performance period.

XI.	Modifications

D.In the event of a material breach of any term of this agreement, the aggrieved party shall provide notice to the other party in accordance with the Disputes section of this agreement. Willful failure to perform a material term of this agreement, unless excused by circumstances beyond that party’s control, will be considered a breach of this agreement. The aggrieved party shall have all contractual remedies available under Federal law, including specific performance and other equitable relief.

E.If one party desires the termination of this agreement for its convenience, the parties agree to negotiate in good faith for a mutual resolution of any settlement issues, including payment of costs incurred and a reasonable allowance for profit on work performed, data rights, and deliveries of prototype items and data. Upon receiving notice that one party desires a convenience termination of this agreement, all parties will take reasonable efforts to minimize additional costs while the settlement is negotiated. In the event that a settlement cannot be reached, the Disputes section of this agreement will be utilized to reach a final determination.

XII.	Disputes

A.Whenever disputes, disagreements, or misunderstandings arise, the Parties shall attempt to resolve the issue(s) involved by discussion and mutual agreement as soon as practicable. The Parties are committed to an open and forthright handling of disputes, with a good faith attempt to resolve such issues at the lowest level possible.

XIV.	Security, Safety, Environmental

B.	SAFETY:

i.The Contractor shall comply with all Federal, State, and Local safety laws and regulations in order to maintain a safe and non-hazardous occupational environment during execution of this agreement. The contractor shall maintain full compliance with Occupational Safety and Health Administration regulations and utilize industries best practices to include applicable American industry standards and codes during execution of this effort.

ii.Accident/Incident Report: The contractor shall report immediately any major accident/incident (including fire) resulting in any one or more of the following: causing one or more fatalities or one or more disabling injuries; damage of Government property exceeding $10,000; affecting program planning or production schedules; degrading the safety of equipment under contract, such as personnel injury or property damage may be involved; identifying a potential hazard requiring corrective action.

C.ENVIRONMENTAL: The contractor shall adhere with Federal, State, and local environmental laws and regulations, Executive Orders, treaties, and agreements. The contractor shall consider alternate materials and processes in order to eliminate, reduce or minimize the generation of hazardous waste while minimizing item cost and risk/degradation to system performance.

XV.	Foreign Participation:

A.FOREIGN INVOLVEMENT: For the entirety of this agreement, keeping with the Cornerstone Mission of "Strengthen the force posture of the US Defense Industrial Base (DIB)," and in accordance with the 2018 Unclassified National Defense Strategy (NDS) which articulates the threat from foreign predatory economics and inter-state strategic competitions that are the primary threats to US security, the Government will restrict foreign participation, access and transfers. Any proposed foreign participation, access or transfer will require government notification and concurrence on a case-by-case basis prior to initiating any work effort.

B.	NON-US RESEARCH PROGRAMS: For the entirety of this agreement, keeping with the Cornerstone Mission of "Strengthen the force posture of the US Defense Industrial Base (DIB)," and the intent of protecting tax-payer investments and intellectual property, the Government will restrict direct or indirect participation, collaboration, communication or acceptance of funding with non-US research programs, such as the Thousand Talent Program (TTP), even in the case the activity is conducted with and/or through a US citizen, entity or company. Any proposed non-US research program involvement will require government notification and concurrence on a case-by-case basis prior to initiating any work effort.

C.FOREIGN ACQUISITIONS AND MERGERS: For the entirety of this agreement, the Cornerstone Member shall notify the Government within three (3) business days of entering any discussions regarding potential foreign acquisition or merger, for itself or any business unit of the Cornerstone Member. Said notification will include all relevant details of the potential merger or acquisition. Per the “Foreign Involvement” clause, above, the Government retains the right to consent to any foreign acquisition or merger, considering whether or not the merger/acquisition is consistent with the best interests of the Government.

EXHIBIT C

FEE SCHEDULE

Phase	Time est	Milestone	Payment
1	30-Nov- 22	Feasibility study and spec for MRAM config bit	320,000
		Requirements for MRAM design on RH90
		Justification for MRAM PDK design choices
		Anticipated characteristics of MTJ in an MRAM config bit
		Anticipated MRAM configuration bit parameters
		Results of feasibility study (goals for power, performance, and area)
		“Whitebox” design parameters for MTJs/MRAM
2a	1-Feb-23	CAD License & Equipment	18,714
	8-Mar-23	SW RH90 PDK, design Setup, test structures	738,200
		Provide SkyWater with information needed to develop the Pre-POR MRAM PDK
		Fabricate short flow wafers based on Phase 1 output
	1-Mar-23	CAD License & Equipment	18,714
	1-Apr-23	CAD License & Equipment	18,714
	1-May-23	CAD License & Equipment	18,714
	1-Jun-23	CAD License & Equipment	18,714
	30-Jun-23	MRAM tech dev wafers, masks, equipment	322,500
		Fabricate short flow wafers based on Phase 1 output
		Optional monitored testing of short flow wafers
		Results of measuring MTJ parameters from short-flow wafers
		Rationale behind MTJ selection
	30-Jun-23	MRAM MTP/OTP Tech Development for config bit	640,000
	30-Jun-23	Results of MTJ Stack selection
		MRAM config bit design	680,000
		Joint review of the design progress to meet the GDS schedule
	1-Jul-23	CAD License & Equipment	18,714

		Phase 1 and 2a	2,812,984

C-1

2b	1-Aug-23	License Fee	1,000,000
	1-Aug-23	CAD License & Equipment	18,714
	5-Aug-23	MRAM config bit design	136,000
		Final LEF/LIB for non-radhard configuration blocks using RH90 PDK
	30-Aug- 23	MRAM MTP/OTP Tech Development for config bit	128,000
		Results of MTJ Stack selection
	30-Aug- 23	MRAM tech dev wafers, masks, equipment	107,500
		Complete short flow wafers based on Phase 1 output
	15-Feb- 24	License Fee	1,000,000
		Final GDS/SPICE for non-radhard MRAM config blocks
		Final datasheet on the MRAM config blocks
	1-Jul-24	License Fee	1,000,000
	16-May- 24	MRAM Test and Characterization	288,000
		Complete CMOS wafer fabrication
		Final MRAM config block test results
	14-Aug- 24	Test Program Training and Transfer	48,000

		Phase 2b	3,726,214

		Phase 1, 2a and 2b	6,539,198

C-2